Exhibit 99.1

Core-Mark Reports First Quarter 2007 Results & Reiterates Revenue Guidance

South San Francisco, California – May 10, 2007 – Core-Mark Holding Company, Inc. (Nasdaq: CORE), announced today its financial results for the first quarter of 2007.

First Quarter 2007 Highlights – 1Q 2007 vs. 1Q 2006

•	Sales increased 8% to $1.28 billion from $1.18 billion.

•	Gross profit increased 17% to $75.5 million from $64.5 million.

•	Income from operations decreased to $3.8 million from $3.9 million.

•	Net income was $2.1 million compared to $1.7 million.

•	EPS was $0.19 per diluted share compared to $0.16.

“I am pleased that we have made progress in pursuing our growth strategy in the first quarter, as evidenced by our recent announcement of the new Toronto division”, said Michael Walsh, President and Chief Executive Officer of Core-Mark. “While the first quarter did exhibit some weakness in the cigarette category, we are covering this through strong growth in fresh and other food product lines. We exited the first quarter with more wind in our sails than we entered it.”

Sales

Sales increased 8% for the quarter from $1.18 billion to $1.28 billion. The increases were due primarily to sales generated from the acquisition of Klein Candy Co. L.P. and from organic growth, partially offset by Imperial Tobacco’s decision in 2006 to deliver products directly to retailers.

Included in sales was $303 million of excise taxes for the first quarter 2007, compared to $280 million in the first quarter of 2006.

Gross Profit

Gross profit for the first quarter of 2007 was $75.5 million, including $3.3 million in cigarette inventory holding profits and $1.8 million in LIFO expense. In the first quarter of 2006, gross profit was $64.5 million and included $0.6 million in cigarette inventory holding profits and $1.4 million in LIFO expense.

Income from Operations

Income from operations for the first quarter 2007 was $3.8 million compared to $3.9 million for the first quarter of 2006. Income from operations for the first quarter 2007 was impacted by a $1.6 million increase in professional services related primarily to the completion of first year Sarbanes-Oxley compliance requirements. In 2006, first quarter operating income included a $1.1 million benefit due to favorable settlements related to vendor and customer receivables.

Income Tax

The Company’s income tax provision for the first quarter of 2007 was $0.9 million compared to $1.3 million in the first quarter of 2006. The decrease was due primarily to corrections of tax positions adopted in 2003 and 2004, offset by additional interest expense. Most of the interest expense, net of tax, stemmed from the underpayment of approximately $7.4 million of income taxes resulting from a tax position adopted upon emergence from bankruptcy in 2004.

Guidance for 2007

Management currently expects $5.75 billion in revenues for 2007. The expectations for our capital expenditures have increased from $16 million to $24 million for 2007 due to the capital requirements necessary to equip our new Toronto division, which is expected to open in early 2008.

Tax Settlement

In April of 2007, Core-Mark entered into an agreement with the State of Washington Department of Revenue related to the refund of excess tobacco taxes paid over a period of several years. The Company expects the refund to be approximately $13 million, before applicable income taxes and expects these funds to be received and recorded in the second quarter of 2007.

Conference Call

Core-Mark’s 1Q 2007 conference call will be held Friday, May 11, 2007 at 9:00 a.m. Pacific (noon Eastern) to discuss these results. The call is expected to last one hour.

This call may be accessed by dialing 1-866-877-3102 or for international callers 706-679-6987 with the code 8247140. The webcast of this call is available at www.core-mark.com.

An audio replay will be available for two weeks following the call by dialing 800-642-1687 or 706-645-9291 using the same code. The replay is also available via the webcast at www.core-mark.com.

Core-Mark

Core-Mark is one of the largest broad-line, full-service wholesale distributors of packaged consumer products to the convenience retail industry in North America. Founded in 1888, Core-Mark provides distribution and logistics services as well as marketing programs to over 21,000 retail locations in 45 states and five Canadian provinces through 24 distribution centers, two of which Core-Mark operate as third party logistics providers. Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry consumer packaged goods. For more information, please visit www.core-mark.com

Safe Harbor

This press release contains information constituting “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan”, “continue”, or other similar words. These forward-looking statements are based on the current plans, estimates and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, but are not limited to: economic conditions affecting the cigarette and consumable goods industry; adverse effect of legislation and other matters affecting the cigarette industry; increased competition in the distribution industry; uncertainties and costs associated with entry into new geographic markets; our potential inability to retain and attract customers; decisions by suppliers to engage in direct distribution; the negative affects of product liability claims; failure of our suppliers to provide products; increases in fuel prices; the loss of key personnel or our inability to attract and retain new qualified personnel; currency exchange rate fluctuations; the negative effects of our reorganization on our customer, supplier and employee relationships; and our ability to successfully integrate acquisitions and realize anticipated benefits. See the “Risk Factors” section included in our Form 10-K, the “Factors That May Affect Future Results” section in our most recent Form 10-Q and all of the other information discussed in our filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that may affect our business.

These forward-looking statements speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Ms Milton Gray Draper, Director of Investor Relations at 650-589-9445 X3027 or at mdraper@core-mark.com